Exhibit 97.1

Argan, Inc.

Policy Regarding Repayment or Forfeiture of Certain Compensation

(“Clawback Policy”)

Effective Date: October 2, 2023

(the superseded policy was effective for the period April 13, 2016 through October 1, 2023)

I.  Purpose

The Clawback Policy is designed to help deter actions that could potentially harm the financial position of Argan, Inc., a Delaware corporation (the “Corporation”), and its shareholders and to support the Corporation’s pay-for-performance philosophy for executive compensation.

II.  Definitions

For purposes of this Clawback Policy, the following terms shall have the following meanings:

“Board” means the independent members of the Board of Directors of the Corporation.

“Covered Persons” means an officer (as defined in the Securities Exchange Act of 1934 (the “Exchange Act”), Rule 16a-1) of the Corporation (i.e., named executive officers) and all employees of the Corporation and its subsidiaries required by the Corporation to sign a quarterly Sarbanes-Oxley Act Section 302(a) certification for inclusion in an Exchange Act report.

“Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Corporation’s publicly issued consolidated financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures.

“Financial Restatement” means (1) a subsequent adjustment that corrects an error that is material to the Corporation’s previously issued financial statements and (2) a restatement that corrects an error that is not material to previously issued financial statements of the Corporation, but would result in a material misstatement if (a) the error was left uncorrected in a current report or (b) the error correction was recognized in the current period, or (3) an incorrect calculation of any performance metric pursuant to which a cash payment was made under a cash incentive award or shares of the Corporation’s common stock were awarded or vested under a stock compensation award.

III. Recoupment of Compensation

(a)  In the event of a Financial Restatement on or after the Effective Date, the Board shall reasonably promptly require (i) reimbursement of any incentive-based compensation, including compensation granted, earned or vested under the Corporation’s annual incentive and long-term incentive plans relating to Covered Persons; (ii) cancellation of outstanding incentive equity awards, or portions thereof, made to Covered Persons including options and similar equity awards whose grant or vesting is based upon the attainment of a Financial Reporting Measure; and (iii) proceeds received upon the sale of shares of common stock acquired through an incentive plan that were awarded or vested based wholly or in part on satisfying a Financial Reporting Measure performance goal.

For incentive based compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the amount must be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the incentive-based compensation was received, and the

Corporation must maintain documentation of the determination of the reasonable estimate and provide such documentation to the Securities and Exchange Commission.

The total amount of performance-based compensation that the Board may recoup under this section (a) shall not exceed the difference between (i) the amount of incentive compensation calculated based upon the achievement of certain performance metrics or financial results that were subsequently adjusted due to a Financial Restatement less (ii) the lower payment or award that would have occurred based upon the Financial Restatement.

Note that the clawbacks in the following scenarios are described where a Covered Person has received shares of the Corporation’s common stock pursuant to the achievement of a Financial Measure:

1)	If the market value of the Corporation’s common stock has decreased from the market value on the date the common stock was issued, the Covered Person may simply transfer the number of shares that the Covered Person would not have received based upon the Financial Restatement.
2)	If the market value of the Corporation’s common stock has increased from the market value on the date the common stock was issued, the Covered Person may return shares of common stock with a current market value no greater than the amount of the market value of the shares on the date of the common stock issuance, or make a cash payment to the Corporation in an amount no greater than the amount of the market value of the shares on the date of the common stock issuance.
3)	In neither of the two scenarios described above is a Covered Person obligated to repay any cash dividends received after the date of the issuance of shares of common stock subject to the clawback.

(b)  In order for compensation to be recouped under this Clawback Policy, the compensation must have been received by the Covered Person during the three (3) fiscal years preceding the earlier to occur of the date that management or the Board determines that a Financial Restatement is required, or the date that a court, regulator, or other legally authorized body directs the Corporation to prepare a restatement. Incentive-based compensation is deemed received in the Corporation’s fiscal period during which the Financial Reporting Measure specified in the incentive-based award is attained, even if the payment of grant of the incentive-based compensation occurs after the end of that period. Notwithstanding the foregoing, this recoupment policy shall only apply to incentive-based compensation received on or after October 2, 2023.

(c) Only the compensation described above under paragraph (a) of this Section III is subject to recoupment. Benefits such as cash bonuses paid to Covered Persons based on the discretion of the Board, options and other stock-based awards where vesting is based solely on the passage of time, time-based retirement benefits and earnings under any deferred compensation arrangement are not subject to recoupment under this Clawback Policy.

(d)  For the avoidance of doubt and in accordance with the rules of the Securities and Exchange Commission and the New York Stock Exchange, the amount of any recoupment determined pursuant to this Clawback Policy shall be computed without regard to any taxes paid by the Covered Person.

IV. Administration

The Board will administer this Clawback Policy and have the full authority and discretion necessary to accomplish its purpose, including, without limitation, the determination of the amount of, and manner in which, compensation is recouped, in accordance with applicable law, including, without limitation, by seeking repayment or by offsetting any salary or other compensation due under any compensation plan, program or arrangement maintained by the Corporation or any of its affiliates.  All determinations and decisions made by the Board pursuant to the provisions of this policy shall be final, conclusive and binding on all persons, including the Corporation, its affiliates, its stockholders and employees.  All determinations by the Board implementing the policy shall be made in its sole discretion and exercised in good faith.

V. Amendment and Termination.

This Clawback Policy may be amended or terminated by the Board at any time.

VI. Miscellaneous.

(a)  Any applicable award agreement or other document setting forth the terms and conditions of any compensation covered by the Clawback Policy shall be deemed to include the restrictions imposed herein and incorporate the Clawback Policy by reference and, in the event of any inconsistency, the terms of the Clawback Policy will govern.

(b)  If any provision of this Clawback Policy is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

(c)  Any notice, demand or other communication required or permitted under this Clawback Policy shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid addressed (i) if to a Covered Person, at the address most recently on file with the Corporation or (ii) if addressed to the Corporation, at its principal executive office located at One Church Street, Suite 201, Rockville, MD 20850, Attn: David H. Watson, Chief Executive Officer.

(d)  This Clawback Policy shall be governed by and construed in accordance with the internal laws of the State of Delaware.

(e)  Any recoupment under this Clawback Policy may be in addition to any other remedies that may be available to the Corporation or to the Board under the Corporation’s policies as well as applicable law, including disciplinary actions, including but not limited to, termination of employment.

(f)  The Corporation is prohibited from indemnifying any executive officer or former executive officer against the loss of erroneously awarded compensation. Further, a Covered Person may be able to purchase a third-party insurance policy to fund potential recovery obligations, the Corporation shall be prohibited from paying or reimbursing the executive officer for premiums for such insurance.

Date:	October 2, 2023	ARGAN, INC.

/s/ Richard H. Deily
Richard H. Deily
Senior Vice President, Chief Financial Officer